FORM 4

 (   )  Check box if no longer subject to
        Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

        U.S. SECURITIES AND EXCHANGE COMMISSION
              WASHINGTON, D.C. 20549
                                                     _____________________
                                                    | OMB APPROVAL        |
                                                    |_____________________|
     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |OMB NUMBER: 3235-0287|
                                                    |EXPIRES:             |
                                                    |   DECEMBER 31, 2005 |
     Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
       Securities Exchange Act of 1934,             |BURDEN HOURS         |
      Section 17(a) of the Public Utility           |PER RESPONSE ... 0.5 |
        Holding Company Act of 1935                 |_____________________|
     or Section 30(h) of the Investment
            Company Act of 1940
___________________________________________________________________________
1.       Name and Address of Reporting Person:

        Loevner                      Kirk
    _______________________________________________________________________
       (Last)                      (First)                    (Middle)


        c/o Pinnacor, 601 W. 26th St., 13th Fl.
    _______________________________________________________________________
                                   (Street)


        New York                     NY                        10001
    _______________________________________________________________________
       (City)                   (State)                         (Zip)
___________________________________________________________________________
2. Issuer Name and Ticker or Trading Symbol:

     Pinnacor Inc. (PCOR)
___________________________________________________________________________
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary):

___________________________________________________________________________
4.   Statement for Month/Day/Year:

        February 12, 2003
___________________________________________________________________________
5. If Amendment, Date of Original (Month/Day/Year):

___________________________________________________________________________
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    ( X)     Director
    (  )     10% Owner
    ( X)     Officer (give title below)
    (  )     Other (specify title below):

         Chief Executive Officer & President
___________________________________________________________________________
7.  Individual, or Joint/Group Filing (Check Applicable Line)

    ( X) Form filed by One Reporting Person
    (  ) Form filed by More than One Reporting Person

___________________________________________________________________________

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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED
___________________________________________________________________________
1.       Title of Security (Instr. 3):

                common stock
___________________________________________________________________________
2.       Transaction Date (m/d/yr); 2A. Deemed Execution Date, if any (m/d/yr):

                2/12/03
___________________________________________________________________________
3.       Transaction Code (Instr. 8):

                A
___________________________________________________________________________
4.       Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5),
         Price: A - 10,000; $1.27
___________________________________________________________________________
5. Amount of Securities Beneficially Owned Following Reported Transaction (Instr. 3 and 4):

               337,500
___________________________________________________________________________
6.       Ownership Form: Direct(D) or Indirect(I) (Instr. 4):

               Direct
___________________________________________________________________________
7. Nature of Indirect Beneficial Ownership (Instr. 4):

___________________________________________________________________________
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
___________________________________________________________________________
1.  Title of Derivative Security (Instr. 3):

___________________________________________________________________________
2.  Conversion or Exercise Price of Derivative Security:

___________________________________________________________________________
3.  Transaction Date (m/d/yr);

___________________________________________________________________________
3A. Deemed Execution Date, if any (m/d/yr):

___________________________________________________________________________
4.  Transaction Code (Instr. 8):

___________________________________________________________________________
5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
        (Instr. 3, 4, and 5):
___________________________________________________________________________
6.  Date Exercisable and Expiration Date (Month/Day/Year):
___________________________________________________________________________
7.  Title and Amount of Underlying Securities (Instr. 3 and 4):
___________________________________________________________________________
8.  Price of Derivative Securities (Instr. 5):
___________________________________________________________________________
9. Number of Derivative Securities Beneficially Owned Following Reported Tranactions (Instr. 4):
___________________________________________________________________________
10. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
    (Instr. 4):
___________________________________________________________________________
11. Nature of Indirect Beneficial Ownership (Instr. 4):

___________________________________________________________________________

EXPLANATION OF RESPONSES:

         /s/ Kirk Loevner                                2/13/03
   _____________________________________           ________________
   **  SIGNATURE OF REPORTING PERSON                     DATE


_____________________________

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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